Exhibit 99.1

LIBERTY BROADBAND REPORTS

FOURTH QUARTER AND YEAR END 2022 FINANCIAL RESULTS

Englewood, Colorado, February 17, 2023 – Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK, LBRDP) today reported fourth quarter and year end 2022 results.

Headlines include (1):

●	Fair value of Charter investment was $16.0 billion as of December 31, 2022
●	From November 1, 2022 through January 31, 2023, Liberty Broadband received $291 million of proceeds from sale of 868 thousand Charter shares to Charter
o	Maintained fully diluted equity interest in Charter of 26%(2)
●	From November 1, 2022 through January 31, 2023, Liberty Broadband repurchased 2.1 million LBRDA/K shares at an average price per share of $84.79 for total cash consideration of $177 million
●	For the full year, GCI(3) generated revenue of $969 million and operating income of $54 million, and grew Adjusted OIBDA(4) 1% to a record $358 million

“Charter’s strategic investments in an upgraded network and expanded footprint will provide both attractive returns and enhanced position with its competitively-priced converged product offering. We are pleased to welcome Chris Winfrey’s leadership and believe these initiatives will drive value for customers and shareholders,” said Greg Maffei, Liberty Broadband President & CEO. “Despite facing tough revenue comparisons due to a change to one of its roaming agreements, GCI posted solid financial results in 2022 and is continuing to expand its high speed connectivity to the most remote areas in Alaska.”

Share Repurchases

From November 1, 2022 through January 31, 2023, Liberty Broadband repurchased 1.5 million shares of Series C Liberty Broadband common stock (Nasdaq: LBRDK) at an average cost per share of $84.55 for total cash consideration of $123 million and repurchased 631 thousand shares of Series A Liberty Broadband common stock (Nasdaq: LBRDA) at an average cost per share of $85.33 for total cash consideration of $54 million. The total remaining repurchase authorization for Liberty Broadband as of February 1, 2023 is approximately $2.0 billion.

Charter Ownership

Under the terms of Liberty Broadband and Charter’s stockholder agreement, Liberty Broadband has sold and will continue to sell to Charter a number of shares of Class A common stock as is necessary to maintain Liberty Broadband’s percentage equity interest at 26% on a fully diluted basis. Such sales are executed by Liberty Broadband monthly based on Charter’s repurchase activity in the month prior.

From November 1, 2022 through January 31, 2023, Liberty Broadband sold 868 thousand shares of Charter Class A common stock to Charter for total proceeds of $291 million.

Balance Sheet

The following presentation is provided to separately identify cash and liquid investments, debt and public holdings of Liberty Broadband as of September 30, 2022 and December 31, 2022.

(amounts in millions)	9/30/2022	12/31/2022
Cash and Cash Equivalents:
GCI Holdings	$37	$85
Corporate and Other	166	290
Total Liberty Broadband Consolidated Cash	$203	$375

Fair Value of Public Holdings in Charter(a)	$14,693	$16,012

Debt:
Senior Notes(b)	$600	$600
Senior Credit Facility	398	397
Tower Obligations and Other(c)	95	94
Total GCI Holdings Debt	$1,093	$1,091
GCI Leverage(d)	3.1x	2.8x

Charter Margin Loan	$1,400	$1,400
1.25% Exchangeable Senior Debentures due 2050(e)	825	825
1.75% Exchangeable Senior Debentures due 2046(e)	15	15
2.75% Exchangeable Senior Debentures due 2050(e)	575	575
Total Corporate Level Debt	$2,815	$2,815

Total Liberty Broadband Debt	$3,908	$3,906
Fair market value adjustment and deferred loan costs	(42)	(16)
Tower obligations and finance leases (excluded from GAAP Debt)	(90)	(89)
Total Liberty Broadband Debt (GAAP)	$3,776	$3,801

Other Financial Obligations:
Indemnification Obligation(f)	$35	$50
Preferred Stock(g)	180	180

a)	Represents fair value of the investment in Charter as of September 30, 2022 and December 31, 2022. A portion of the Charter equity securities are considered covered shares and subject to certain contractual restrictions in accordance with the indemnification obligation, as described below.
b)	Principal amount of Senior Notes.
c)	Includes the Wells Fargo Note Payable and current and long-term obligations under tower obligations and finance leases.
d)	As defined in GCI's credit agreement.
e)	Principal amount of Senior Exchangeable Debentures exclusive of fair market value adjustments.
f)	Indemnity to Qurate Retail, Inc. (“Qurate Retail”), pursuant to an indemnification agreement (the "indemnification agreement"), with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable debentures due 2046 (the "LI LLC Charter exchangeable debentures"), as described below. LI LLC is a wholly owned subsidiary of Qurate Retail.
g)	Liquidation value of preferred stock. Preferred stock has a 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The redemption date is the first business day following March 8, 2039. The preferred stock is considered a liability for GAAP purposes.

Liberty Broadband cash increased $172 million in the fourth quarter as proceeds from Charter share sales more than offset share repurchases in the period. GCI cash increased $48 million in the fourth quarter as cash from operations and grant proceeds received in the fourth quarter more than offset capital expenditures.

Liberty Broadband debt remained flat in the fourth quarter. There is $900 million of available capacity under the Charter margin loan. GCI’s credit facility has undrawn capacity of $397 million (net of letters of credit), and GCI’s leverage as defined in its credit agreement is 2.8x.

Liberty Broadband has an indemnification agreement with Qurate Retail with respect to the LI LLC Charter exchangeable debentures. Pursuant to the indemnification agreement, Liberty Broadband will be required to indemnify LI LLC for any payments made to a holder of such debentures that exercises its exchange right on or before the put/call date of October 5, 2023 in excess of the sum of the adjusted principal amount of such debentures plus certain estimated tax benefits to Qurate Retail, if any, resulting from the exchange. This indemnity is supported by a negative pledge in favor of Qurate Retail on the reference shares of Class A common stock of Charter held at Liberty Broadband that underlie the LI LLC Charter exchangeable debentures.  The indemnification obligation on Liberty Broadband’s balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of December 31, 2022, holders of the LI LLC Charter exchangeable debentures have the ability to exchange their debentures on October 5, 2023, and accordingly, the indemnification obligation is classified as a current liability.

GCI Operating and Financial Results

	4Q21	4Q22	% Change		2021	2022	% Change
(amounts in millions, except operating metrics)
GCI Consolidated Financial Metrics
Revenue
Consumer	$123	$123	-%		$484	$479	(1)%
Business	121	127	5%		486	490	1%
Total revenue	$244	$250	2%		$970	$969	-%

Operating income(a)	$9	$22	144%		$72	$54	(25)%
Operating income margin (%)	3.7%	8.8%	510	bps	7.4%	5.6%	(180)	bps

Adjusted OIBDA(b)	$80	$91	14%		$354	$358	1%
Adjusted OIBDA margin(b) (%)	32.8%	36.4%	360	bps	36.5%	36.9%	40	bps

GCI Consumer
Financial Metrics
Revenue
Data	$55	$59	7%		$214	$231	8%
Wireless	49	51	4%		184	193	5%
Other	19	13	(32)%		86	55	(36)%
Total revenue	$123	$123	-%		$484	$479	(1)%
Operating Metrics
Data:
Cable modem subscribers(c)					151,900	157,200	3%
Wireless:
Lines in service(d)					185,200	191,100	3%

GCI Business
Financial Metrics
Revenue
Data	$98	$104	6%		$368	$395	7%
Wireless	14	12	(14)%		74	53	(28)%
Other	9	11	22%		44	42	(5)%
Total revenue	$121	$127	5%		$486	$490	1%

a)

Operating income for the year ended December 31, 2022 includes a $29 million legal settlement accrual recognized in the second and third quarters of 2022 related to discussions and settlement offers that GCI made to the DOJ and Enforcement Bureau of the FCC.

b)	See reconciling schedule 1.
c)

A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber.

d)	A wireless line in service is defined as a wireless device with a monthly fee for services.

Unless otherwise noted, the following discussion compares financial information for the three and twelve months ended December 31, 2021 and December 31, 2022.

GCI revenue increased 2% in the fourth quarter, driven by strength in demand for data in both business and consumer. GCI revenue was flat for the full year due to robust demand for data in both business and consumer customers throughout the year, offset by the decline in video and voice subscriber counts and the impact of extending a roaming wireless contract with a large partner in the fourth quarter of 2021. The extension of the agreement resulted in lower revenue through the third quarter of 2022, but will benefit GCI for several years from the extension of the agreement as well as the continued receipt of backhaul services for GCI’s network post expiration. The previous agreement was expected to be terminated in 2022.

Operating income increased in the fourth quarter due to higher revenue and mix shift into higher margin revenue and declined for the full year primarily due to a $29 million accrual for a potential litigation settlement related to RHC matters. Adjusted OIBDA grew 14% in the fourth quarter and 1% for the full year. Data growth was strong throughout 2022, highlighting this shift to higher margin revenue, and the fourth quarter also benefited from lapping the impact of the aforementioned roaming agreement.

In 2022, GCI spent $156 million, net on capital expenditures.  Capital expenditure spending was related primarily to improvements to the wireless and hybrid fiber coax networks. GCI's net capital expenditures for 2023 are expected to be approximately $185 million related to increased investment in middle mile and last mile data connectivity, including network expansion in rural Alaska.

Rural Healthcare Update

There were no material RHC updates in the fourth quarter. Please reference our latest Form 10-K for a summary of RHC matters.

FOOTNOTES

1)	Liberty Broadband will discuss these highlights and other matters on Liberty Broadband's earnings conference call that will begin at 11:00 a.m. (E.T.) on February 17, 2023. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	Calculated pursuant to Liberty Broadband and Charter’s stockholder agreement.
3)	Liberty Broadband’s principal operating asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider, and also holds an interest in Charter Communications, Inc. ("Charter").
4)	For a definition of Adjusted OIBDA and Adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

NOTES

LIBERTY BROADBAND FINANCIAL METRICS

(amounts in millions)	4Q21	4Q22	2021	2022
Revenue
GCI Holdings	$244	$250	$970	$969
Corporate and other(a)	5	-	18	6
Total Liberty Broadband Revenue	$249	$250	$988	$975

Operating Income (Loss)
GCI Holdings(b)	$9	$22	$72	$54
Corporate and other(a)(c)	(29)	(55)	(170)	(93)
Total Liberty Broadband Operating Income (Loss)	$(20)	$(33)	$(98)	$(39)

Adjusted OIBDA
GCI Holdings	$80	$91	$354	$358
Corporate and other	(13)	(10)	(49)	(31)
Total Liberty Broadband Adjusted OIBDA	$67	$81	$305	$327

a)	Corporate and other included Skyhook Holdings, Inc. until its sale on May 2, 2022.
b)	GCI’s operating income for the year ended December 31, 2022 includes a $29 million legal settlement accrual recognized in the second and third quarters of 2022 related to discussions and settlement offers that GCI made to the DOJ and Enforcement Bureau of the FCC.
c)	During the fourth quarter of 2022, Liberty Broadband accrued $38 million for a litigation settlement relating to a tentative settlement of the Charter and Liberty Broadband Delaware litigation. During 2021, Liberty Broadband settled litigation relating to the Hollywood Firefighters’ Pension Fund litigation and also agreed to final settlement amounts with its insurance carriers for insurance recoveries. Additional litigation-related fees were settled and paid in the fourth quarter of 2021. As such, corporate and other operating loss for the twelve months ended December 31, 2021 includes a $95 million net litigation settlement.

Important Notice: Liberty Broadband (Nasdaq: LBRDA, LBRDK, LBRDP) will discuss Liberty Broadband’s earnings release on a conference call which will begin at 11:00 a.m. (E.T.) on February 17, 2023.  The call can be accessed by dialing (877) 407-3944 or (412) 902-0038, passcode 13735593, at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to https://www.libertybroadband.com/investors/news-events/ir-calendar.  Links to this press release and replays of the call will also be available on Liberty Broadband’s website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, capital expenditures, matters relating to Liberty Broadband’s equity interest in Charter and Charter’s buyback of common stock, Liberty Broadband’s participation in Charter’s buyback of common stock, indemnification by Liberty Broadband, the continuation of our stock repurchase program, benefits from extending a roaming contract, backhaul services and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Broadband, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19) and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Broadband expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Broadband's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Broadband, including the most recent Form 10-K, for additional information about Liberty Broadband and about the risks and uncertainties related to Liberty Broadband which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Broadband (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Broadband defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, transaction costs, separately reported litigation settlements, restructuring, and impairment charges. Further, this press release includes Adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Broadband defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Liberty Broadband believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business' performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Broadband views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Broadband’s management considers in assessing the results of operations and performance of its assets.  Please see the tables below for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s operating income to its Adjusted OIBDA for the three and twelve months ended December 31, 2021 and December 31, 2022.

GCI HOLDINGS ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q21	4Q22	2021	2022
GCI Holdings Operating Income	$9	$22	$72	$54
Depreciation and amortization	67	67	266	262
Stock-based compensation	4	2	16	13
Litigation settlement(a)	—	—	—	29
GCI Holdings Adjusted OIBDA	$80	$91	$354	$358

a)	GCI’s operating income for the year ended December 31, 2022 includes a $29 million legal settlement accrual recognized in the second and third quarters of 2022 related to discussions and settlement offers that GCI made to the DOJ and Enforcement Bureau of the FCC.

SCHEDULE 2

The following table provides a reconciliation of operating income (loss) calculated in accordance with GAAP to Adjusted OIBDA for Liberty Broadband for the three and twelve months ended December 31, 2021 and December 31, 2022.

LIBERTY BROADBAND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q21	4Q22	2021	2022
Liberty Broadband Operating Income (Loss)	$(20)	$(33)	$(98)	$(39)
Depreciation and amortization	68	67	267	262
Stock-based compensation	10	9	41	37
Litigation settlement, net of recoveries(a)	9	38	95	67
Liberty Broadband Adjusted OIBDA (Loss)	$67	$81	$305	$327
GCI Holdings	$80	91	$354	358
Corporate and other	(13)	(10)	(49)	(31)

a)	GCI’s operating income for the year ended December 31, 2022 includes a $29 million legal settlement accrual recognized in the second and third quarters of 2022 related to discussions and settlement offers that GCI made to the DOJ and Enforcement Bureau of the FCC. Additionally, during the fourth quarter of 2022, Liberty Broadband accrued $38 million for a litigation settlement relating to a tentative settlement of the Charter and Liberty Broadband Delaware litigation. During 2021, Liberty Broadband settled litigation relating to the Hollywood Firefighters’ Pension Fund litigation and also agreed to final settlement amounts with its insurance carriers for insurance recoveries. Additional litigation-related fees were settled and paid in the fourth quarter of 2021.

LIBERTY BROADBAND CORPORATION

BALANCE SHEET INFORMATION

(unaudited)

	December 31,	December 31,
	2022	2021

	amounts in millions,
	except share amounts
Assets
Current assets:
Cash and cash equivalents	$375	191
Trade and other receivables, net	201	206
Prepaid and other current assets	84	62
Total current assets	660	459
Investment in Charter, accounted for using the equity method	11,433	13,260
Property and equipment, net	1,011	1,031
Intangible assets not subject to amortization
Goodwill	755	762
Cable certificates	550	550
Other	37	37
Intangible assets subject to amortization, net	516	573
Other assets, net	180	296
Total assets	$15,142	16,968

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$92	99
Deferred revenue	20	25
Current portion of debt, including $1,373 and $25 measured at fair value, respectively	1,376	28
Indemnification obligation	50	324
Other current liabilities	137	106
Total current liabilities	1,675	582
Long-term debt, net, including zero and $1,403 measured at fair value, respectively	2,425	3,733
Obligations under finance leases and tower obligations, excluding current portion	86	89
Long-term deferred revenue	63	35
Deferred income tax liabilities	2,040	1,998
Preferred stock	202	203
Other liabilities	150	189
Total liabilities	6,641	6,829
Equity
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 18,528,468 and 23,232,342 at December 31, 2022 and 2021 respectively	—	—
Series B common stock, $.01 par value. Authorized 18,750,000 shares; issued and outstanding 2,106,636 and 2,544,548 at December 31, 2022 and 2021, respectively	—	—
Series C common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 125,962,296 and 144,854,780 at December 31, 2022 and 2021, respectively	1	1
Additional paid-in capital	3,318	6,214
Accumulated other comprehensive earnings (loss), net of taxes	9	14
Retained earnings	5,155	3,898
Total stockholders' equity	8,483	10,127
Non-controlling interests	18	12
Total equity	8,501	10,139
Commitments and contingencies
Total liabilities and equity	$15,142	16,968

LIBERTY BROADBAND CORPORATION

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Years ended
	December 31,
	2022	2021

	amounts in millions,
	except per share amounts

Revenue	$975	988
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization shown separately below)	253	282
Selling, general and administrative, including stock-based compensation	432	442
Depreciation and amortization	262	267
Litigation settlement, net of recoveries	67	95
	1,014	1,086
Operating income (loss)	(39)	(98)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(133)	(117)
Share of earnings (losses) of affiliate	1,326	1,194
Gain (loss) on dilution of investment in affiliate	(63)	(102)
Realized and unrealized gains (losses) on financial instruments, net	334	67
Gain (loss) on dispositions, net	179	12
Other, net	(70)	(6)
Earnings (loss) before income taxes	1,534	950
Income tax benefit (expense)	(277)	(218)
Net earnings (loss)	1,257	732
Less net earnings (loss) attributable to the non-controlling interests	—	—
Net earnings (loss) attributable to Liberty Broadband shareholders	$1,257	732
Basic net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$8.01	3.97
Diluted net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$7.96	3.93

LIBERTY BROADBAND CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Years ended
	December 31,
	2022	2021

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$1,257	732
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	262	267
Stock-based compensation	37	41
Litigation settlement, net of recoveries	67	—
Share of (earnings) losses of affiliate, net	(1,326)	(1,194)
(Gain) loss on dilution of investment in affiliate	63	102
Realized and unrealized (gains) losses on financial instruments, net	(334)	(67)
Deferred income tax expense (benefit)	54	(15)
(Gain) loss on dispositions, net	(179)	(12)
Other, net	(4)	(3)
Change in operating assets and liabilities:
Current and other assets	140	214
Payables and other liabilities	(93)	(62)
Net cash provided by (used in) operating activities	(56)	3
Cash flows from investing activities:
Capital expenditures	(181)	(134)
Grant proceeds received for capital expenditures	25	—
Cash received for Charter shares repurchased by Charter	3,034	4,179
Cash proceeds from dispositions, net	163	15
Other investing activities, net	6	2
Net cash provided by (used in) investing activities	3,047	4,062
Cash flows from financing activities:
Borrowings of debt	325	1,467
Repayments of debt, finance leases and tower obligations	(231)	(2,476)
Repurchases of Liberty Broadband common stock	(2,882)	(4,272)
Other financing activities, net	(9)	(11)
Net cash provided by (used in) financing activities	(2,797)	(5,292)
Net increase (decrease) in cash, cash equivalents and restricted cash	194	(1,227)
Cash, cash equivalents and restricted cash, beginning of period	206	1,433
Cash, cash equivalents and restricted cash, end of period	$400	206